THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G/A FILED ON FEBRUARY
14, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                           SCHEDULE 13G
CUSIP NO. 720773 10 0                           Page 1 of 5 Pages

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                    --------------------------

                           SCHEDULE 13G
                          (Rule 13d-102)

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No. 1)

                       Piercing Pagoda, Inc.
-----------------------------------------------------------------
                        (Name of Issuer)

                           Common Stock
-----------------------------------------------------------------
                  (Title of Class of Securities)

                           720773 10 0
-----------------------------------------------------------------
                         (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement: [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the Liabilities of that section of the Act but shall be subject to all other provisions of the Act. (however, see the Notes).

                 (Continued on following page(s))
                             ---------

CUSIP NO. 720773 10 0           13G             Page 2 of 5 Pages

-----------------------------------------------------------------
1.  Name of reporting persons
    S.S. or I.R.S. Identification
    No. of Above Persons                 Richard H. Penske
-----------------------------------------------------------------
2.  Check the appropriate box if a member of a group*
                                         (a)    [  ]
                                         (b)    [  ]
-----------------------------------------------------------------
3.  SEC use only

-----------------------------------------------------------------
4.  Citizenship or place
    of organization                      United States of America

-----------------------------------------------------------------
                         5. Sole Voting Power
                              3,008,492
Number of                ----------------------------------------
Shares Beneficially      6. Shared Voting Power
Owned by Each                   135,594
Reporting Person         ----------------------------------------
With                     7. Sole Dispositive Power
                              3,008,492
                         ----------------------------------------
                         8. Shared Dispositive Power
                                135,594
-----------------------------------------------------------------
9.  Aggregate amount beneficially
    owned by each reporting person       5,189,086

-----------------------------------------------------------------
10. Check box if the aggregate amount
    in row (9) excludes certain shares*
                                                [  ]

-----------------------------------------------------------------
11. Percent of class represented by
    amount in row (9)                           60.5%

-----------------------------------------------------------------
12. Type of reporting person*

                                                 IN

-----------------------------------------------------------------

                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 720773 10 0           13G             Page 3 of 5 Pages

                          SCHEDULE 13G
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1(A).     NAME OF ISSUER:

               Piercing Pagoda, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3910 Adler Place
               Bethlehem, PA 18017

ITEM 2(A).    NAME OF PERSON FILING:

               Richard H. Penske

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
               RESIDENCE:

               Piercing Pagoda, Inc.
               3910 Adler Place
               Bethlehem, PA 18017

ITEM 2(C).     CITIZENSHIP:

               United States

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(E).     CUSIP NUMBER:

               720773 10 0

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES
               13D-1(B) OR 13D-2(B) , CHECK WHETHER THE PERSON
               FILING IS A:  N/A

                 (a) [  ]  Broker or dealer registered under
                           Section 15 of the Act,

                 (b) [  ]  Bank as defined in Section 3(a)(6) of
                           the Act,

CUSIP NO. 720773 10 0           13G             Page 4 of 5 Pages


                 (c) [  ]  Insurance Company as defined in
                           Section 3(a)(19) of the Act,

                 (d) [  ]  Investment Company registered under
                           Section 8 of the Investment Company
                           Act,

                 (e) [  ]  Investment Adviser registered under
                           Section 203 of the Investment Advisers
                           Act of 1940,

                 (f) [  ]  Employee Benefit Plan, Pension Fund
                           which is subject to the provisions of
                           the Employee Retirement Income
                           Security Act of 1974 or Endowment
                           Fund; see 13d-1(b)(1)(ii)(F),

                 (g) [  ]  Parent Holding Company, in accordance
                           with Rule 13d-1(b)(ii)(G); see Item 7,

                 (h) [  ]  Group, in accordance with Rule 13d-
                           1(b)(1)(ii)(H).

ITEM 4.        OWNERSHIP.

                 (a)  Amount beneficially owned:

                      3,189,086

                 (b)  Percent of Class:

                      60.5%

                 (c)  Number of shares as to which such
                      person has:

                      (i)   Sole power to vote or
                            direct the vote:  3,008,492

                      (ii)  Shared power to vote or
                            to direct the vote:  135,594

                      (iii) Sole power to dispose or
                            direct the disposition of:  3,008,492

                      (iv)  Shared power to dispose or
                            direct the disposition of:  135,594

CUSIP NO. 720773 10 0           13G             Page 5 of 5 Pages
Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF
               A CLASS.  Not Applicable

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON.

               Not Applicable

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
               SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
               REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
               THE GROUP.

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATION.

               Not Applicable

                           SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 13, 1997
                                    --------------------------
                                               (Date)

                                         RICHARD H. PENSKE
                                    --------------------------
                                             (Signature)

                                         Richard H. Penske
                                    --------------------------
                                             (Name/Title)